                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         SEAGULL ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                     [LOGO]

                           SEAGULL ENERGY CORPORATION
                                 HOUSTON, TEXAS

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 14, 1996

To the Shareholders:

     The 1996 Annual Meeting of Shareholders (the "Annual Meeting") of Seagull Energy Corporation (the "Company") will be held on Tuesday, May 14, 1996 at 10:00 a.m., local time, in the Grand Ballroom of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the following purposes:

     1. To elect three directors to serve until the 1999 Annual Meeting of Shareholders;

     2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending December 31, 1996; and

     3. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

     The close of business on March 20, 1996, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors,

                                      /s/ Sylvia Sanchez

                                          Sylvia Sanchez
                                            Secretary
March 29, 1996

                           SEAGULL ENERGY CORPORATION
                            1001 FANNIN, SUITE 1700
                              HOUSTON, TEXAS 77002
                                 (713) 951-4700

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Seagull Energy Corporation (the "Company") for use at the 1996 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, May 14, 1996 at 10:00 a.m., local time, in the Grand Ballroom of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Georgeson & Company Inc. has been retained to assist the Company in the solicitation of proxies in connection with the Annual Meeting for a fee of $10,000, plus out-of-pocket expenses. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about March 29, 1996.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 20, 1996, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 36,354,466 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     Seagull's annual report to shareholders for the year ended December 31, 1995, including financial statements, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                             ELECTION OF DIRECTORS

     Three directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of the Company's Annual Meetings of Shareholders in 1996, 1997 and 1998. Thomas H. Cruikshank, John W. Elias and Sam F. Segnar have been nominated to serve in Class I and, if elected, will serve until the Company's 1999 Annual Meeting of Shareholders and until their respective successors shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The remaining eight directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 1997 or 1998. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Texas law and the Company's Articles of Incorporation and Bylaws, abstentions and broker non-votes would have no effect on the election of directors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages and principal occupations of the nominees and directors, directorships in other companies held by them and the length of continuous service as a director of the
Company:

        NOMINEES AND                                                                     DIRECTOR
          DIRECTORS                PRINCIPAL OCCUPATION AND DIRECTORSHIPS        AGE      SINCE
-----------------------------  ----------------------------------------------    ---     --------
CLASS I NOMINEES
-------------------
Thomas H. Cruikshank.........  Retired Chairman and Chief Executive Officer      64        1996
                               of Halliburton Company; Director, Central
                               and Southwest Corporation, The Goodyear Tire
                               & Rubber Company and The Williams
                               Companies, Inc.
John W. Elias................  Executive Vice President and Chief Operating      55        1993
                               Officer of the Company
Sam F. Segnar................  Retired Chairman of the Board and Chief           68        1986
                               Executive Officer, Enron Corp.; Director,
                               Hartmarx Corporation, MAPCO, Inc. and Textron,
                               Inc.; Advisory Director, Gulf States Utilities
                               Company
CLASS II DIRECTORS
-------------------
Peter J. Fluor...............  President and Chief Executive Officer, Texas      48        1980
                               Crude Energy, Inc. (independent oil and gas
                               company); Director, Fluor Corporation
Barry J. Galt................  Chairman of the Board, President and Chief        62        1983
                               Executive Officer of the Company; Director,
                               Standard Insurance Company and Trinity
                               Industries, Inc.
Dean P. Guerin...............  Retired Chairman, Eppler, Guerin and Turner       74        1982
                               and Berry-Barnett Food Distribution Co., Inc.;
                               Director, Lone Star Technologies and Trinity
                               Industries, Inc.
Robert W. Shower.............  Executive Vice President and Chief Financial      58        1992
                               Officer of the Company; Director, Highlands
                               Insurance Group, Inc. and Lear Corporation
CLASS III DIRECTORS
--------------------
J. Evans Attwell.............  Vinson & Elkins L.L.P.; Director, American        65        1974
                               General Corporation
William R. Grant.............  Chairman, Galen Associates (venture capital       71        1986
                               health care); Director, Allergan, Inc., Fluor
                               Corporation, MiniMed, Inc., New York Life
                               Insurance Company, SmithKline Beecham, p.l.c.
                               and Witco Corporation
Richard M. Morrow............  Retired Chairman of the Board and Chief           70        1992
                               Executive Officer, Amoco Corporation;
                               Director, Marsh & McLennan Companies, Inc.,
                               Potlatch Corporation and Westinghouse Electric
                               Corporation
Dee S. Osborne...............  President, Finial Investment Corporation          65        1983
                               (investments); Director, EOTT Energy Corp.
                               (the general partner of EOTT Energy Partners,
                               L.P.); and Chairman and Director, People's
                               Choice TV of Houston, Inc.

     Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Mr. Cruikshank served as an officer of Halliburton Company since 1969, a Director since 1977, its Chief Executive Officer since 1983 and its Chairman since 1989. Mr. Cruikshank retired from Halliburton in January 1996.

     Mr. Elias served for 30 years with Amoco Production Company and its parent, Amoco Corporation, in a variety of operational and management positions. Most recently, he served as Executive Vice President of Natural Gas for Amoco Production from November 1988 to January 1993. Mr. Elias was elected Executive Vice President of the Company in March 1993 and was appointed Chief Operating Officer as of January 1, 1995.

     Mr. Segnar served as Chairman of the Board and Chief Executive Officer of HNG/InterNorth, Inc. (now Enron Corp.) from 1984 until his retirement in early 1986. He served as Chairman of the Board of Vista Chemical, Inc. from October 1986 to October 1988 and as Chairman of the Board of Collecting Bank, National Association from April 1988 to February 1993.

     Mr. Guerin served as Chairman of the Board of Eppler, Guerin & Turner, Inc. (an investment banking firm) from 1951 until his retirement in December 1987. He served as Chairman of the Board of Berry-Barnett Food Distribution Co., Inc. from 1990 until 1994.

     Mr. Shower served for 22 years with The Williams Companies, Inc., most recently as Executive Vice President, Finance and Administration and a director until 1986. He served as Managing Director, Corporate Finance, for Lehman Brothers Inc. (formerly Shearson Lehman Hutton) from 1986 to 1990. He served as Vice President and Chief Financial Officer with AmeriServ Food Company from 1990 to 1991. He served as Senior Vice President, Corporate Development for Albert Fisher, Inc. from 1991 to 1992. Mr. Shower joined the Company as Senior Vice President and Chief Financial Officer in March 1992 and was named to his present position in December 1993. Mr. Shower will resign as an executive officer and employee of the Company prior to the Annual Meeting.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth Common Stock beneficially owned by (i) each nonemployee director, (ii) the CEO and each of the other four most highly compensated executive officers (the "Named Officers") and (iii) the directors, Named Officers and other executive officers of the Company as a group:

                                                                 COMMON STOCK
                                                            BENEFICIALLY OWNED(1)
                                                      ----------------------------------
                                                       NUMBER                   PERCENT
                                                      OF SHARES                 OF CLASS
                                                      ---------                 --------
        NONEMPLOYEE DIRECTORS:
          J. Evans Attwell..........................     36,000(2)                   *
          Thomas H. Cruikshank......................      5,000                      *
          Peter J. Fluor............................     27,998(2)(3)                *
          William R. Grant..........................      7,600(2)                   *
          Dean P. Guerin............................     46,000(2)                   *
          Richard M. Morrow.........................     12,000(2)                   *
          Dee S. Osborne............................     42,800(2)                   *
          Sam F. Segnar.............................      7,400(2)                   *
          George M. Sullivan(4).....................      7,000(2)                   *
        NAMED OFFICERS:
          Barry J. Galt.............................    695,294(2)(5)(6)(7)        1.9%
          John W. Elias.............................     25,925(2)(5)(6)(7)          *
          Robert W. Shower..........................     44,270(2)(5)(6)(7)          *
          Richard F. Barnes.........................     73,420(2)(8)                *
          Thomas P. McConn..........................     86,675(2)(5)(6)(7)          *
        DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
          (18 PERSONS)..............................  1,232,772(8)                 3.3%

---------------
 *  Less than 1%.

(1) Unless otherwise indicated, beneficial owners have sole voting and investment power with respect to the shares listed. Amounts shown are as of March 20, 1996, except for amounts held by the trustee of the Company's Thrift Plan and Employee Stock Ownership Plan, which are as of December 31, 1995.

(2) Includes a portion of the 781,020 shares that the nonemployee directors and the above Named Officers have a right to purchase within 60 days pursuant to stock options ("Options") granted under the Company's stock option plans. Such shares are allocated as follows: each nonemployee director, except Mr. Cruikshank, -- 6,000, Mr. Galt -- 550,000, Mr. Elias -- 20,000, Mr. Shower -- 30,000, Mr. Barnes -- 61,420 and Mr. McConn -- 71,600. Prior to exercising these Options, the directors and officers will have no voting or investment power with respect to said shares.

(3) Includes 4,000 shares held by certain trusts with respect to which Mr. Fluor is the sole trustee but for which he disclaims any beneficial ownership.

(4) Mr. Sullivan will not stand for re-election pursuant to the Board of Directors' Retirement Policy.

(5) Includes a portion of the 24,878 shares held by the trustee of the Company's Thrift Plan for which the above Named Officers have sole voting power and no investment power. Shares held are as follows: Mr. Galt -- 12,816, Mr.
    Elias -- 1,526, Mr. Shower -- 2,821 and Mr. McConn -- 7,715.

(6) Includes a portion of the 15,486 shares held by the trustee of the Company's Employee Stock Ownership Plan for which the above Named Officers have sole voting power and no investment power. Shares held are as follows: Mr.
    Galt -- 6,478, Mr. Elias -- 1,399, Mr. Shower -- 2,249 and Mr.
    McConn -- 5,360.

(7) Includes a portion of the 16,000 total aggregate shares of Restricted Stock held by the Company for which the above Named Officers have sole voting power and no investment power. Shares held are as follows: Mr.
    Galt -- 6,000, Mr. Elias -- 3,000, Mr. Shower -- 3,000, Mr. Barnes -- 2,000
    and Mr. McConn -- 2,000.

(8) Includes 89,594 shares held for directors and executive officers as a group in the Company's Thrift Plan, Employee Stock Ownership Plan and in Restricted Stock for which such persons have sole voting power and no investment power. Also, includes 857,420 shares for directors and executive officers as a group that said persons have the right to purchase within 60 days pursuant to Options granted under the Company's stock option plans. Prior to exercising these Options, said persons will have no voting or investment power with respect to said shares.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eleven meetings during 1995. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such director served.

     The Company has the following standing committees:

          Audit Committee. The Audit Committee, which currently consists of Messrs. Grant, Guerin, Morrow and Segnar, met three times during 1995. Its principal functions are to confirm the existence of effective accounting and internal control systems and to oversee the entire audit function, both independent and internal.

        Compensation Committee. The Compensation Committee, which currently consists of Messrs. Fluor, Osborne and Segnar, met eight times during 1995. The Committee's principal functions are to study, advise and consult with the Company's management respecting the compensation of officers and other key employees of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

          Executive Committee. The Executive Committee, which currently consists of Messrs. Attwell, Galt, Osborne and Segnar, met one time during 1995. Its principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

          Nominating Committee. The Nominating Committee, which currently consists of Messrs. Attwell, Grant, Morrow and Sullivan, met one time during 1995. Its principal function is to make proposals to the full Board of Directors for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating Committee will consider suggestions from any source, particularly shareholders, regarding possible candidates for director. With respect to the procedures that must be followed in order for nominations from shareholders to be considered, see "Shareholder Proposals and Director Nominations." Mr. Sullivan will retire from the Board of Directors and the Nominating Committee on May 13, 1996 pursuant to the Board of Directors' Retirement Policy.

COMPENSATION OF DIRECTORS

     During 1995, each director of the Company who is not a full-time employee was paid an annual director's fee of $24,000 plus $1,000 for each Board of Directors and Committee meeting attended. A nonemployee director who attends a meeting of a committee of which he is not a member is entitled to an attendance fee of $1,000. Each nonemployee director who serves as a committee chairman receives an additional $1,000 per year.

     Stock Options. The Nonemployee Directors Stock Option Plan (the "Directors Option Plan") provides for the grant of options to acquire Common Stock to each director who is not and never has been an employee of the Company (an "Eligible Director"). On the date of any Annual Meeting of Shareholders prior to the termination of the Directors Option Plan, each Eligible Director who is continuing in office will automatically receive an option to purchase an additional 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each Eligible Director who is elected or appointed to the Board of Directors for the first time will receive on the date of such director's election or appointment an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. All outstanding options have terms of ten years and vest 20% per year over the initial five years of their terms.

     Deferred Fee Plan. The Company has an Outside Directors Deferred Fee Plan (the "Deferred Fee Plan"), a non-qualified plan. The Deferred Fee Plan requires the automatic deferral of one-half of the annual retainer fee for all directors who are not employees of the Company ("Outside Directors"). In addition, Outside Directors may elect to defer all or a portion of their remaining directors' fees under the Deferred Fee Plan. Amounts automatically deferred under the Deferred Fee Plan are credited based upon "phantom stock" units, which have the same value as Common Stock, which increase or decrease in value to the full extent of any increase or decrease in the value of Common Stock and which receive credit for any cash or stock dividends paid with respect to Common Stock. With respect to fees deferred by Outside Directors prior to January 1, 1991, or fees deferred in excess of the one-half automatic deferral, Outside Directors are permitted to make quarterly elections regarding the method of income crediting for these deferrals, which may be credited either based upon "phantom stock" units or with interest equivalents based upon the prime rate of interest as published in The Wall Street Journal on the last day of the quarter, plus a bonus rate of interest of up to 2% depending on the number of years the Outside Director has served on the Board. All "phantom stock" units credited to Outside Directors' accounts must remain so credited until distribution or, if distribution is to be in a form other than lump sum, the effective date of a final income crediting election made after Board of Directors membership has ceased. Subject to certain restrictions, Outside Directors may elect the timing and mode of their distributions from the Deferred Fee Plan, except on the occurrence of events such as death, plan termination or change of control. Distributions under the Deferred Fee Plan can be made only in cash. Benefits under the Deferred Fee Plan constitute unfunded, unsecured obligations of the Company. As of March 20, 1996, all Outside Directors were participants in the Deferred Fee Plan.

     The following table sets forth Common Stock "phantom stock" units credited to each participant's account during 1995 and total units credited as of March 20, 1996:

                                                                   PHANTOM STOCK UNITS
                                                                         CREDITED
                                                               ----------------------------
                                                               IN FISCAL         AS OF
                                                                 1995        MARCH 20, 1996
                                                               ---------     --------------
        J. Evans Attwell.....................................    2,499           28,724
        Peter J. Fluor.......................................    2,456           25,869
        William R. Grant.....................................    2,233           19,822
        Dean P. Guerin.......................................    2,399           21,242
        Richard M. Morrow....................................    2,174            7,297
        Dee S. Osborne.......................................    2,447           24,861
        Sam F. Segnar........................................      672            2,846
        George M. Sullivan...................................    1,763            5,141

CERTAIN TRANSACTIONS

     During 1995, the Company retained the law firm of Vinson & Elkins L.L.P., of which Mr. Attwell is an attorney, to perform various legal services for the Company. Vinson & Elkins L.L.P. has been retained to perform similar services in 1996.

     During 1995, the Company retained the law firm of Moyers, Martin, Santee, Imel & Tetrick ("Moyers, Martin"), of Tulsa, Oklahoma, with respect to matters of Oklahoma law. Moyers, Martin has been retained to perform similar services with respect to matters of Oklahoma law in 1996. Mr. D. Stanley Tacker, Mr. Galt's son-in-law, is a partner in Moyers, Martin. Mr. Galt is Chairman, President and Chief Executive Officer of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1994 and 1995, of those persons who were, at December 31, 1995, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                               ---------------------------
                                                                                         AWARDS
                                             ANNUAL COMPENSATION               ---------------------------
                                    --------------------------------------                    SECURITIES
                                                              OTHER ANNUAL                    UNDERLYING      ALL OTHER
    NAME & PRINCIPAL                               BONUS      COMPENSATION     RESTRICTED    OPTIONS/SARS    COMPENSATION
        POSITION           YEAR     SALARY($)    ($)(1)(2)       ($)(3)        STOCK(1)(4)     (SHS.)(5)        ($)(6)
-------------------------  ----     ---------    ----------   ------------     -----------   -------------   ------------
Barry J. Galt............  1995     $496,650      $167,000      $      0          6,000         100,000        $ 60,063
  Chairman of the Board,   1994     $496,000      $      0      $      0              0         100,000        $ 55,332
  President and Chief      1993     $465,000      $298,000      $      0              0         100,000        $ 55,240
  Executive Officer
John W. Elias............  1995     $283,704      $ 76,000      $      0          3,000          40,000        $ 31,268
  Executive Vice           1994     $270,000      $      0      $      0              0          40,000        $ 27,982
    President              1993(7)  $187,500      $ 80,000      $110,431(8)           0         100,000        $ 20,464
  and Chief Operating
  Officer
Robert W. Shower(9)......  1995     $246,270      $ 76,000      $      0          3,000          30,000        $ 26,206
  Executive Vice           1994     $234,000      $      0      $      0              0          30,000        $ 23,625
    President              1993     $204,000      $ 86,000      $      0              0          30,000        $ 18,391
  and Chief Financial
  Officer
Richard F. Barnes........  1995     $242,400      $ 22,500      $      0          2,000          15,000        $ 10,848
  President, ENSTAR        1994     $232,000      $      0      $      0              0          16,000        $ 10,846
  Natural Gas Company      1993     $222,000      $ 17,500      $      0              0          16,000        $ 13,413
Thomas P. McConn.........  1995     $236,385      $ 55,000      $      0          2,000          22,000        $ 24,869
  President, Seagull       1994     $222,000      $      0      $      0              0          24,000        $ 22,173
    Energy
  E&P Inc.                 1993     $204,000      $ 84,000      $      0              0          24,000        $ 18,391

---------------
(1) The Named Officers did not receive any bonuses under the Company's 1994 Executive Incentive Plan. In lieu thereof the Named Officers received grants of restricted stock in early 1995.

(2) Amounts shown are cash compensation earned by the Named Officers under the Executive Incentive Plan or, in the case of Mr. Barnes, as a discretionary bonus for the respective fiscal years.

(3) No amounts are included for perquisites and personal benefits unless they exceed the lesser of $50,000 or 10% of annual salary and bonus.

(4) The following is the market value of the restricted stock held by the Named Officers at December 31, 1995: Mr. Galt -- $133,500, Mr. Elias -- $66,750, Mr. Shower -- $66,750, Mr. Barnes -- $44,500, and Mr. McConn -- $44,500. The
    Company does not currently pay dividends on Common Stock, however, it would pay dividends on the restricted stock should the Company change its dividend policy.

(5) No grants of stock appreciation rights have been made.

(6) Amounts reported under "All Other Compensation" represent contributions by the Company to defined contribution plans.

(7) Mr. Elias joined the Company as an employee on March 8, 1993.

(8) Includes a one-time payment of $100,000 given at the time of Mr. Elias's employment in lieu of reimbursement for relocation expenses.

(9) Pursuant to a decision by Mr. Shower to take early retirement, he will resign as an executive officer and employee of the Company prior to the Annual Meeting. Mr. William L. Transier will succeed Mr. Shower as Chief Financial Officer no later than May 1, 1996. Mr. Transier has been with KPMG Peat Marwick LLP for 20 years, most recently as Partner and National Director of the firm's energy practice. Mr. Shower has agreed to remain available to the Company for at least two years on a consulting basis. See "Compensation Arrangements" for a description of certain payments and benefits to be received by Mr. Shower in connection with his termination of employment.

COMPENSATION ARRANGEMENTS

     Employment Agreement. In December 1983, Mr. Galt entered into an employment agreement with the Company with an initial term of three years. Pursuant to the employment agreement, the term is automatically extended for an additional year on each anniversary of the agreement, unless terminated prior to such renewal by either Mr. Galt or the Company, so that the remaining term of the agreement has ranged from two to three years. If, however, the Company terminates Mr. Galt's employment because of gross negligence or willful misconduct in the performance of his duties, the employment agreement will terminate. Similarly, if Mr. Galt terminates his employment agreement voluntarily other than in connection with a "change of control" of the Company or other than because he is not re-elected to his current positions (including as a director) or is assigned materially inconsistent duties, the employment agreement will terminate.

     Mr. Galt's annual salary is subject to review and possible increase by the Compensation Committee on an annual basis. Mr. Galt received a 3.9% salary increase from his effective annual salary of $496,650 in 1995 to $516,000 for 1996.

     During the term of his employment, Mr. Galt will also receive the use of an automobile, various club memberships and certain other personal and business related benefits.

     Executive Severance Agreements. Effective March 17, 1995, Messrs. Galt, Elias, Shower, Barnes and McConn entered into agreements with the Company (the "Agreements") that provide certain severance benefits in the event their employment is subject to an involuntary termination (as defined) within two years following a change of control (as defined) of the Company. The initial term of the Agreements is two years and the Company may extend the Agreements for successive two-year terms following the initial term; however, if a change of control occurs during the term of the Agreements, the Agreements cannot terminate until two years after the change of control. The Agreements generally provide for (a) the payment of 2.99 times the sum of annual salary and targeted incentive bonus at the time of the change of control or the involuntary termination, whichever is greater, and, where applicable, reduced by the present value of any salary continuation or severance payments payable under any other Company plan, policy or agreement, other than a plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended,
(b) the payment of the remaining portion of prior year's incentive bonuses and, if the involuntary termination occurs after an incentive bonus is earned but before it is paid, 2 times the objective portion of the incentive bonus, (c) the continuation of welfare benefit coverage at active employee cost for up to thirty-six months, and (d) outplacement services up to a maximum cost of $6,000. If the severance benefits under an Agreement, in conjunction with any other amounts paid to the applicable executive by the Company constitute a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1996, as amended, (the "Code"), amounts payable under that Agreement will either be reduced or paid in full, whichever produces the better net after-tax position for the executive.

     Consulting Agreement. Robert W. Shower has informed the Company that he is taking retirement and therefore will resign as Executive Vice President and Chief Financial Officer and as an employee of the Company prior to the Annual Meeting. In connection with his termination of employment, Mr. Shower will enter into a consulting agreement effective upon his termination of employment. Pursuant to that agreement, Mr. Shower's Restricted Stock Agreement dated March 17, 1995, will be amended to provide that the forfeiture restrictions thereunder will lapse as of March 17, 1998 if Mr. Shower performs substantial services pursuant to the consulting agreement or, if earlier, the date Mr. Shower dies or becomes disabled or the date the Compensation Committee in its sole discretion waives such forfeiture restrictions. The terms of the stock option granted to Mr. Shower on March 20, 1992 will be amended so that it will be fully exercisable until January 31, 1998.

     Mr. Shower has agreed to provide consulting services to the Company until March 31, 1998. Mr. Shower will receive an aggregate of $120,000 during the term of the consulting arrangement, subject to reduction if he ceases to be a consultant (other than for reason of death or disability).

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following is information with respect to the unexercised Options to purchase Common Stock under the Company's stock option plans granted to the Named Officers and held by them at December 31, 1995.

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                   NUMBER                  SECURITIES UNDERLYING             IN-THE-MONEY
                                     OF                  UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                   SHARES                  AT DECEMBER 31, 1995             AT DECEMBER 31,
                                  ACQUIRED                       (SHARES)                     1995($)(1)
                                     ON       VALUE     ---------------------------   ---------------------------
                                  EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                  --------   --------   -----------   -------------   -----------   -------------
Barry J. Galt...................      0          0        480,000        360,000      $ 5,757,375    $ 1,106,250
John W. Elias...................      0          0         13,333        166,667      $         0    $   195,000
Robert W. Shower(2).............      0          0         54,000        126,000      $   556,875    $   517,500
Richard F. Barnes...............      0          0         50,020         57,000      $   550,381    $   176,250
Thomas P. McConn................      0          0         77,000         86,000      $   798,438    $   272,250

---------------

(1) Value based on the closing price on the NYSE Composite Tape for Common Stock on December 31, 1995 ($22.25 per share).

(2) Mr. Shower will resign as an executive officer and employee of the Company prior to the Annual Meeting.

OPTION GRANTS

     The following is information with respect to grants of Options in fiscal 1995 pursuant to the Company's stock option plans to the Named Officers reflected in the Summary Compensation Table on page 7. No stock appreciation rights were granted under those plans in fiscal 1995.

                                                                                        POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                                           -----------------                               ANNUAL RATE OF
                           NUMBER OF          % OF TOTAL                                     STOCK PRICE
                          SECURITIES         OPTIONS/SARS      EXERCISE                     APPRECIATION
                          UNDERLYING          GRANTED TO       OR BASE                   FOR OPTION TERM(2)
                         OPTIONS/SARS        EMPLOYEES IN       PRICE     EXPIRATION   -----------------------
        NAME           GRANTED (SHS.)(1)      FISCAL 1995      ($/SH.)       DATE          5%          10%
---------------------  -----------------   -----------------   --------   ----------   ----------   ----------
Barry J. Galt........       100,000                18%         $ 17.375    7/10/2005   $1,092,704   $2,769,128
John W. Elias........        40,000                 7%         $ 17.375    7/10/2005   $  437,082   $1,107,651
Robert W. Shower.....        30,000                 5%         $ 17.375    7/10/2005   $  327,811   $  830,738
Richard F. Barnes....        15,000                 3%         $ 17.375    7/10/2005   $  163,906   $  415,369
Thomas P. McConn.....        22,000                 4%         $ 17.375    7/10/2005   $  240,395   $  609,208

---------------

(1) Options were granted to the Named Officers on July 10, 1995. The exercise price per share is equal to the closing price of Common Stock on the NYSE Composite Tape on the date of grant. Options granted vest incrementally in three years beginning three years from the date of grant and will not begin to become exercisable until July 10, 1998. The Compensation Committee has the authority to accelerate the vesting of outstanding Options including upon the occurrence of a "change of control".

(2) The dollar amounts under these columns represent the potential realizable value of each grant of Options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates of return prescribed by the Securities and Exchange Commission ("SEC"). These calculations are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to shareholders. The fundamental philosophy is to relate the amount of compensation "at risk" for an executive directly to his or her contribution to the Company's success in achieving superior performance objectives. The Company's executive compensation program, as structured and implemented by the Compensation Committee (the "Committee"), consists of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance as well as individual performance; and (3) the opportunity to earn long-term stock-based incentives that are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The compensation program is structured to provide senior management with a total compensation package that -- at expected levels of performance -- is competitive with those provided to executives who hold comparable positions or have similar qualifications in other organizations of the Company's size. The peer companies (the "Peer Group") named under the heading "Shareholder Return Performance Presentation" are the only group of companies specifically utilized by the Compensation Committee in evaluating executive compensation levels of the executive officers named in the Summary Compensation Table; however, the Committee receives advice regarding compensation levels from William M. Mercer, Inc. ("Mercer"), an outside compensation consultant, which utilizes a number of other sources, including information from other companies depending upon the job content of the executive officer whose salary is being reviewed.

     Base Salary Program. The Company's base salary program is designed to provide base salaries for senior management that are generally more conservative than those provided by other companies in the Peer Group. The base salaries for the Company's senior management group are generally targeted by the Committee to fall just below the 50th percentile for the Peer Group, although salaries for certain key managers may be above the 50th percentile. The Committee believes that the Company's ability to provide salaries that are competitive with market alternatives, which vary depending upon the nature and level of the position in question, is critical to attracting and maintaining talented senior managers. The Committee reviews information obtained from proxy statements, special surveys and other sources and employs the services of Mercer to analyze the competitive level of senior management compensation. Based upon this review, the Committee believes that the percentile target described above has been met.

     The Committee reviews and adjusts executive base salaries annually based on each individual employee's performance over time (assessed using discretion), general competitive market salary levels and the Company's market capitalization and cash flow generated from operations. No specific weight or emphasis is placed on any one of these factors.

     Under the terms of Mr. Galt's employment agreement with the Company, Mr. Galt's salary is subject to review by the Committee for possible increases each year. Because of difficult conditions in the gas and oil industry, primarily related to a significant downturn in the price of natural gas, the Company's financial performance and stock price performance for 1994 fell below levels realized in previous years. Specifically, the Company had a decline in market capitalization and did not meet targeted actual cash flow generated from operations. In determining whether to increase Mr. Galt's base annual salary at the end of 1994, no specific weight or emphasis was placed on any one of the factors described above. Mr. Galt initially received a 4% salary increase from $496,000 to $516,000 for 1995. However, in keeping with the Company's philosophy of tying compensation to the Company's performance, Mr. Galt voluntarily reduced his base annual rate of pay effective as of March 31, 1995 by 5% from $516,000 to $490,200, resulting in an effective annual salary for 1995 of $496,650, which was substantially the same as 1994.

     In late 1995, the Committee again reviewed Mr. Galt's salary, and increased it to $516,000 for 1996, which is an increase of 5.26% of $490,200 and 3.9% of the 1995 effective annual salary of $496,650, in order to recognize the Company's progress toward achieving the Company's operating plan and overall business strategy.

     Effective March 31, 1995, car allowances for certain other executive officers were eliminated and their base salaries were adjusted in a manner that resulted in a reduction in the sum of these two compensation elements averaging approximately 3.3%.

     Short-Term Incentive Compensation. The impact of the Committee's linking compensation to performance can also be illustrated by the operation of the Company's Executive Incentive Plan for 1995 (the "1995 Plan"). Under the Company's Executive Incentive Plan, the Committee grants annual cash incentive awards that are dependent upon the Company's achievement of previously established objectives for the fiscal year and an evaluation of each individual participant's contributions to those achievements. The Committee utilizes data obtained from Mercer to determine the targeted annual incentive award levels for plan eligible positions. Such targeted awards are intended by the Committee to fall just above the 50th percentile for the Peer Group, although target awards for certain key managers may be significantly above the 50th percentile.

     Annual incentive award targets are expressed as a percentage of total salary earned during a given year ranging from 15% to 50%, but can increase to a maximum of two times the targeted percentage or decrease to zero for any year, based upon the achievement of predetermined objective and subjective performance goals. The 1995 Plan had four performance criteria, two objective and two subjective. Each component is measured independently and has a weighting of 25%. The objective components are: pre-tax cash flow from operations compared to the Company's Operating Plan and pre-tax cash flow from exploration and production operations to exploration and production revenue ratio in relation to Peer Group companies. The subjective components are: company stock performance in relation to Peer Group companies and an assessment of individual executive performance.

     Under the two objective components of the Executive Incentive Plan, because the Company's actual pre-tax cash flow from operations was 101% of the amount targeted in the Company's operating plan, participants in the Executive Incentive Plan received 21.3% of the 25% targeted amount for the pre-tax cash flow generated from operations ("PCFO") to annual operating plan. Since the Company ranked 12th out of 20 peer companies based on PCFO to revenue ratio, participants earned 48.4% of the 25% of the participants' total target award.

     As indicated above, the remaining half of the award is the subjective portion. Of this amount, the Committee has adopted a policy that one-half of this amount (25% of an individual's target bonus) will be based upon the performance of the Common Stock for the preceding fiscal year compared to the performance of the common stock of the Peer Group. The remaining half of the subjective portion is based upon the individual employee's contribution to the Company's annual success in his or her area of responsibility, measured by both quantitative and qualitative factors. No specific formula is utilized for weighing individual performance. Because the performance of the Common Stock ranked 10th compared to the stock of the 20 Peer Group companies during 1995, participants in the Executive Incentive Plan received an award of 50% of 25% of the participants' total target. As for individual performance, the remaining 25% of the target award under the 1995 Plan, the cash awards averaged 119% of the targeted amount for the component. During the past five years, Seagull's total shareholder return has exceeded that of the Prior Peer Group by over 12.9%. This performance achievement during this uncertain time supports the above-average target incentive payouts for individual performance. The awards were intended to recognize certain individual achievements and operating performance improvements, assessed using discretion.

     In order to encourage retention of key personnel, annual incentive awards generally are paid out over a period expiring in approximately three years.

     Mr. Galt received a cash bonus for 1995 of $167,000. The award was based upon the Committee's recognition of Mr. Galt's work in guiding the Company through a difficult period in its industry and positioning the Company for the future.

     Long-Term Incentive Compensation. The Company currently grants long-term incentive compensation in the form of stock options. The Committee emphasizes incentive compensation in the form of stock options because they tend to align the interests of employees and shareholders by rewarding performance that increases shareholder values. Option holders will only recognize value when the stock price increases over the exercise price established on the date of grant. The Committee does not utilize the number of options or shares held by any individual as a factor to limit option grants to that individual in subsequent years.

     The Committee establishes the overall level of stock options by considering the stock option grant levels of companies included in the Peer Group. Stock option awards by the Company are targeted by the Committee to fall at or above the 75th percentile among the Peer Group. The Committee bases individual option grants on individual performance (assessed using discretion) and level of responsibility of the optionee.

     All outstanding options have terms of ten years. Because the Committee believes that it is important to emphasize the long-term nature of this incentive program, the Committee adopted a policy in May 1993 generally providing that all options granted after that date would vest 40% on the third anniversary of the date of grant, and an additional 20% would become exercisable in each of the next three years. All options have been granted at 100% of the market value of the Common Stock on the date of grant. The exercise price is payable in cash, shares of Common Stock, or any combination thereof.

     On July 10, 1995, the Committee granted non-qualified stock options to purchase an aggregate of 100,000 shares of Common Stock to Mr. Galt for an exercise price of $17.375 per share. The options were granted at 100% of fair market value on the date of grant. The option grant was based on a competitive number of options for chief executive officers in the Peer Group granted to the chief executive officers of the companies in the Peer Group based on an analysis of information available for fiscal 1994 given the Company's philosophy of providing stock option awards at or above the 75th percentile. The options will not produce gain for Mr. Galt unless the Company's share price rises over the exercise price established on the date of grant and therefore emphasize pay-for-performance in the form of enhanced shareholder value.

     The Committee periodically reviews the Company's executive compensation package to ensure that the Company provides an appropriate mix of base salary and short-term and long-term compensation opportunities that are competitive with market alternatives.

     Section 162(m). Section 162(m) of the Code, which was enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent taxable years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualified under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. The Committee has been advised that the Company's ability to deduct compensation income generated in connection with the exercise of stock options granted under the Company's stock option plans should not be limited by Section 162(m) of the Code. During 1996, no executive of the Company is expected to receive compensation in excess of $1 million unless a significant number of vested stock options are exercised.

                                          Compensation Committee
                                          Peter J. Fluor, Chairman
                                          Dee S. Osborne
                                          Sam F. Segnar

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared by William M. Mercer, Inc. (compensation consultants retained by the Company) using data from the Standard and Poor's Compustat Database for use in this Proxy Statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock, the S&P 500 and the Peer Group (as defined below) on December 31, 1990.

     2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

     Due to mergers, acquisitions and other organizational changes within the Company, the Peer Group has changed somewhat over the last five years. As a result, the performance graph reflects data using two peer group comparisons:

     The prior industry peer group (the "Prior Peer Group") consisted of the following companies: Anadarko Petroleum Corporation, Apache Corporation, Barrett Resources Corporation, Burlington Resources, Inc., Cabot Oil & Gas Corporation, Devon Energy Corporation, Enron Oil & Gas Company, Equitable Resources, Inc., Louisiana Land & Exploration Company, Mesa Inc., Mitchell Energy & Development Corp., Murphy Oil Corporation, Noble Affiliates, Inc., Oryx Energy Company, Parker & Parsley Petroleum Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Southwestern Energy Company, and Union Texas Petroleum Holdings, Inc.

     The current industry peer group (the "Current Peer Group") is comprised of the following: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Cabot Oil & Gas Corporation, Devon Energy Corporation, Enron Oil & Gas Company, Equitable Resources, Inc., The Louisiana Land & Exploration Company, Mesa, Inc., Mitchell Energy & Development Corp., Murphy Oil Corporation, Noble Affiliates, Inc., Oryx Energy Company, Parker & Parsley Petroleum Company, Pennzoil Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Southwestern Energy Company, Union Texas Petroleum Holdings, Inc., and Vastar Resources, Inc.

                           SEAGULL ENERGY CORPORATION

                           COMPARATIVE TOTAL RETURNS
                          DECEMBER 1990-DECEMBER 1995
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG SEAGULL ENERGY CORPORATION, S&P 500 INDEX AND COMPOSITE PEER GROUPS

                                      SEAGULL                          PRIOR          CURRENT
      MEASUREMENT PERIOD               ENERGY                         INDUSTRY        INDUSTRY
    (FISCAL YEAR COVERED)           CORPORATION          S&P 500     PEER GROUP      PEER GROUP
12/31/90                                   100             100             100             100
12/31/91                                    82             130              90              90
12/31/92                                   103             140             104             104
12/31/93                                   168             155             128             124
12/31/94                                   127             157             116             112
12/31/95                                   148             215             136             131

                                        12/31/90    12/31/91    12/31/92    12/31/93    12/31/94    12/31/95
                                        --------------------------------------------------------------------
         Seagull Energy Corporation      $  100      $   82      $  103      $  168      $  127      $  148
         S&P 500                         $  100      $  130      $  140      $  155      $  157      $  215
         Prior Peer Group                $  100      $   90      $  105      $  128      $  116      $  136
         Current Peer Group              $  100      $   90      $  104      $  124      $  112      $  131

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has an Executive Supplemental Retirement Plan (the "Retirement Plan") in which Barry J. Galt is the only current participant. The Retirement Plan was established to provide supplemental retirement benefits for those employees who are designated by the Compensation Committee as participants and who complete the required period of employment with the Company. Benefits under the Retirement Plan constitute unfunded, unsecured obligations of the Company. The Retirement Plan provides a benefit for the surviving spouse of a participant who dies before retirement with a vested benefit.

     Subject to specified vesting requirements, a participant is entitled to receive commencing upon termination of his or her employment by the Company or upon his or her normal retirement date, whichever is later, a pension equal to the applicable percentage of average monthly compensation less 50% of his or her social security benefit. Compensation covered by the Retirement Plan includes base salary only. Mr. Galt is fully vested under the Retirement Plan.

     For Mr. Galt, the applicable percentage is 50% and his average monthly compensation (which does not include bonuses) is determined based on his last three consecutive calendar years of employment with the Company. Based on Mr. Galt's current effective annual salary for 1996 of $516,000, the estimated annual benefit for Mr. Galt, assuming retirement at age 65, is $262,739 with such payment continuing to the survivor for life upon the death of either Mr. Galt or his spouse.

ENSTAR NATURAL GAS COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Richard F. Barnes is the only Named Officer eligible to participate in the ENSTAR Natural Gas Company Supplemental Executive Retirement Plan (the "ENSTAR SERP").

     On November 7, 1994, the Board of Directors adopted the ENSTAR SERP to restore retirement benefits lost by certain employees under certain ENSTAR Natural Gas Company qualified plans, including the ENSTAR Retirement Plan, as a result of the $150,000 compensation limitation of Section 401(a)(17) of the Code. Eligible employees become participants of the ENSTAR SERP upon designation by the Compensation Committee. Benefits under the ENSTAR SERP constitute unfunded, unsecured obligations of the Company. Subject to specified vesting requirements, a participant in the ENSTAR SERP (or his beneficiary or beneficiaries) is entitled to receive a lump sum benefit upon termination of employment. Mr. Barnes is fully vested in his benefit under the ENSTAR SERP.

     The ENSTAR SERP provides a supplemental retirement benefit equal to the excess, if any, of the present value of the benefit that would have been payable under the ENSTAR Retirement Plan if such participant's average monthly compensation was based on his "Plan Compensation" (without regard to the $150,000 compensation limitation), over the present value of the benefit actually payable under the ENSTAR Retirement Plan. "Plan Compensation" is defined as 5/6ths of the sum of a participant's annual base salary as of January 1 of each year and any cash bonus paid during the year.

     Based on Mr. Barnes' current compensation level of $272,500, the estimated supplemental retirement benefit for Mr. Barnes, assuming retirement at age 65 and an interest rate of 6%, is a lump sum payment of $153,900.

ENSTAR NATURAL GAS COMPANY RETIREMENT PLAN

     Richard F. Barnes is the only Named Officer eligible to participate in the ENSTAR Natural Gas Company Retirement Plan for Salaried Employees (the "ENSTAR Retirement Plan").

     The salaried employees of ENSTAR Natural Gas Company, a division of the Company, are eligible to participate in the ENSTAR Retirement Plan. Under the non-contributory plan, a participant who retires at or after the age of 65 with four years of plan participation is eligible for a monthly retirement benefit equal to 2% of the participant's average monthly compensation multiplied by his or her years of benefit service not to exceed ten full years, added to an amount equal to 1% of the participant's average monthly compensation multiplied by his or her years of benefit service exceeding ten full years. Benefits under the ENSTAR

Retirement Plan are not subject to reduction because of social security benefits but are reduced by benefits payable under another defined benefit plan to the extent that there is a duplication of benefits for the same period of service.

     The ENSTAR Retirement Plan provides that a participant's benefit will be determined pursuant to the above formula as of the date of termination of employment, but also provides that such benefit will be at least equal to (1) the participant's accrued benefit as of December 31, 1988 or if greater, (2) the sum of the participant's accrued benefit as of December 31, 1993 and his accrued benefit determined under the benefit formula applicable for plan years beginning on and after January 1, 1994 based on years of accrual service credited on and after January 1, 1994.

     A participant (or his or her beneficiary) may also be entitled to the foregoing benefit under the ENSTAR Retirement Plan if the participant terminates employment by reason of early retirement (i.e., after the participant has attained the age of 55 and completed five years of vesting service), by reason of total and permanent disability, by reason of death or if the participant terminates employment after the participant has attained a "vested percentage" in his or her ENSTAR Retirement Plan benefit based on his or her years of vesting service under the following schedule:

      YEARS OF                                                                    VESTED
      SERVICE                                                                   PERCENTAGE
    --------------                                                              ----------
    Less than 5.............................................................         0%
    5 or more...............................................................       100%

     The following table shows estimated annual benefits payable upon normal retirement at age 65 based on certain salary assumptions and years of service.

                              PENSION PLAN TABLE*

                                                          YEARS OF SERVICE
                RANGE OF               -------------------------------------------------------
              COMPENSATION               15          20          25          30          35
    ---------------------------------  -------     -------     -------     -------     -------
    $ 50,000.........................  $12,500     $15,000     $17,500     $20,000     $22,500
    $ 75,000.........................  $18,750     $22,500     $26,250     $30,000     $33,750
    $100,000.........................  $25,000     $30,000     $35,000     $40,000     $45,000
    $125,000.........................  $31,250     $37,500     $43,750     $50,000     $56,250
    $150,000.........................  $37,500     $45,000     $52,500     $60,000     $67,500

---------------

* For purposes of determining the benefits shown above, plan compensation for all years of service has been limited to $150,000 in accordance with the limits on qualified plan compensation under Section 401(a)(17) of the Code, without regard to any future adjustments for changes in the cost of living. Benefits accrued prior to January 1, 1994 with respect to plan compensation in excess of $150,000 have been disregarded.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels and participation until normal retirement at age 65, with respect to Mr. Barnes under the provisions of the ENSTAR Retirement Plan.

                                   ESTIMATED                                                         ESTIMATED
                      CURRENT      CREDITED                                                        ANNUAL BENEFIT
                      CREDITED     YEARS OF                               CURRENT COMPENSATION        PAYABLE
                      YEARS OF      SERVICE      CURRENT COMPENSATION      ADJUSTED FOR PLAN            UPON
                      SERVICE      AT AGE 65       COVERED BY PLANS       COMPENSATION LIMITS        RETIREMENT
                      --------     ---------     --------------------     --------------------     --------------
Richard F. Barnes....  23            36                $272,500                 $150,000              $ 79,500*

---------------

* This benefit assumes the current limit on plan compensation, $150,000 will remain at $150,000 (with no inflationary adjustments). Mr. Barnes' service from 1967 through 1980 has been recognized under this plan and another retirement plan. Accordingly, his benefit under the ENSTAR Retirement Plan formula has been reduced by $7,896 per year, which is his accrued benefit under the other plan.

                             PRINCIPAL SHAREHOLDERS

     To the knowledge of the management of the Company and based upon filings with the Securities and Exchange Commission (the "SEC"), the only persons who may be deemed to own beneficially more than 5% of the outstanding Common Stock (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as of March 20, 1996, are named in the following table:

                       NAME AND ADDRESS
                     OF BENEFICIAL OWNER                    NUMBER OF SHARES     PERCENT OF CLASS
    ------------------------------------------------------  ----------------     ----------------
    Manning & Napier Advisors, Inc.(1)....................      2,528,835               6.8%
      1100 Chase Square
      Rochester, New York 14604
    Merrill Lynch Asset Management(2).....................      3,600,000               9.7%
      800 Scudders Mill Road
      Plainsboro, New Jersey 08536
    Wellington Management Company(3)......................      3,712,200              10.0%
      75 State Street
      Boston, Massachusetts 02109

---------------

(1) According to information provided by Manning & Napier Advisors, Inc. ("Manning"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, Manning is the beneficial owner of 2,528,835 shares (6.8%) of the Common Stock. Manning has sole voting power as to 2,470,685 shares and sole dispositive power as to 2,528,835 shares.

(2) According to information provided by Merrill Lynch & Co. Inc. ("Merrill Lynch"), Merrill Lynch, through its direct and indirect wholly-owned subsidiaries Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI"), beneficially owns an aggregate of 3,600,000 shares (9.7%) of the Common Stock, and has shared voting and shared dispositive power with respect to all such shares. Merrill Lynch Asset Management, L.P. ("MLAM") is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and acts as investment adviser to certain private accounts and several registered investment companies, as a result of which it beneficially owns 3,600,000 shares (9.7%) of the Common Stock. PSI, an indirect wholly-owned subsidiary of Merrill Lynch, is the general partner of MLAM. One registered investment company advised by MLAM, Merrill Lynch Growth Fund for Investment Retirement, is the beneficial owner of 3,450,000 shares (9.3%) of the Common Stock.

(3) According to information provided by Wellington Management Company ("WMC"), WMC in its capacity as investment adviser, may be deemed the beneficial owner of 3,712,200 shares (10%) of the Common Stock which are owned by numerous investment counseling clients, none of which is known to have such interest with respect to more than five percent of the class. WMC has shared voting power as to 2,405,000 shares and shared dispositive power as to 3,712,200 shares. Because WMC has shared voting power with respect to only 2,405,000 shares, and no voting power with respect to the remaining shares beneficially owned by WMC, it is deemed to own or control only these 2,405,000 shares (6.5%) for purposes of the Public Utility Holding Company Act of 1935.

                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, which has served as independent auditors of the Company since 1981, as independent auditors of the Company for the fiscal year ending December 31, 1996, and recommends ratification by the shareholders of such appointment. Such ratification requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Texas law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority has been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy. The Board of Directors recommends a vote "FOR" this proposal.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of KPMG Peat Marwick LLP as the Company's independent auditors without the approval of the shareholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1997 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock intended to be presented to the annual meeting of shareholders of the Company to be held in 1997 must be received by the Company, addressed to Sylvia Sanchez, Corporate Secretary, 1001 Fannin, Suite 1700, Houston, Texas 77002, no later than November 29, 1996, to be included in the Company proxy statement and form of proxy relating to that meeting. With respect to business to be brought before the Annual Meeting, the Company has not received any notices from its shareholders.

     In addition to the SEC rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before the Company's annual meetings of shareholders beginning with the 1997 Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors,
(b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an annual meeting of shareholders of the Company to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 1001 Fannin, Suite 1700, Houston, Texas 77002, on or before February 12, 1997. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of Common Stock which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

NOMINATIONS FOR 1997 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures will be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to or mailed and received at the Company's principal executive offices, 1001 Fannin, Suite 1700, Houston, Texas 77002 (i) with respect to an election to be held at the annual meeting of shareholders of the Company, on or before February 12, 1997, and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of Directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and
(b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company's books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as a nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,

                                      /s/ Sylvia Sanchez

                                          Sylvia Sanchez
                                          Secretary
March 29, 1996

--------------------------------------------------------------------------------

                                      PROXY

                           SEAGULL ENERGY CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 14, 1996
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

          The undersigned hereby appoints Barry J. Galt and John W. Elias as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of Common Stock of Seagull Energy Corporation (the "Company"), held of record by the undersigned on March 20, 1996, at the Annual Meeting of Shareholders to be held May 14, 1996, or any adjournment(s) or postponement(s) thereof.

          The undersigned hereby revokes any proxy to vote shares held by the undersigned heretofore given. THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2.

          Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
                                                             SEE REVERSE
                                                                 SIDE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

          I plan to attend the meeting (Please check if yes) / /

          This proxy may be revoked at any time prior to the voting of the proxy by the execution and submission of a revised proxy, by written notice to the Secretary of the Company or by voting in person at the meeting.

      1. Election of three directors to serve until the 1999 Annual Meeting of Shareholders:

         Class I Nominees -- Thomas H. Cruikshank, John W. Elias, Sam F.
         Segnar

   / / For          / / Withhold Authority       / / ---------------------------------
                                                   For all nominees except as noted above

      2. Proposal to ratify the appointment by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent public auditors of the Company for the fiscal year ending December 31, 1996.

  For                    Against                   Abstain
  / /                      / /                       / /

      3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment(s) thereof.

      / / Mark here for address change and note below

                                          If you receive more than one
                                          proxy card, please sign and
                                          return all cards in the
                                          accompanying envelope.

                                     Signature:                        Date:_____________,1996

                                     Signature:                        Date:_____________,1996
                                     (If held jointly)

--------------------------------------------------------------------------------